As filed with the Securities and Exchange Commission on October 1, 2013

Registration No. 333-143825

Registration No. 333-186046

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 To

FORM S-3 REGISTRATION STATEMENT NO. 333-143825

FORM S-3 REGISTRATION STATEMENT NO. 333-186046

UNDER

THE SECURITIES ACT OF 1933

ONYX PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	94-3154463
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

249 East Grand Avenue

South San Francisco, CA 94080

(650) 266-0000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

David J. Scott, Esq.

Senior Vice President, General Counsel and Secretary

Onyx Pharmaceuticals, Inc.

c/o Amgen Inc.

One Amgen Center Drive

Thousand Oaks, CA 91320-1799

(805) 447-1000

(Name, address and telephone

number of agent for service)

With a copy to:

Francis J. Aquila, Esq.

Matthew G. Hurd, Esq.

Sarah P. Payne, Esq.

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004-2498

(212) 558-4000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Onyx Pharmaceuticals, Inc., a Delaware corporation (“Onyx”), on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-143825, originally filed with the Securities and Exchange Commission (the “SEC”) on June 18, 2007; and

•	Registration Statement No. 333-186046, originally filed with the SEC on January 15, 2013.

Onyx is filing this Post-Effective Amendment No. 1 to its Registration Statements to withdraw and remove from registration the unissued and unsold securities issuable by Onyx pursuant to the above referenced Registration Statements.

Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 24, 2013, by and among Onyx, Amgen Inc., a Delaware corporation (“Amgen”) and Arena Acquisition Company, a former Delaware corporation and wholly owned subsidiary of Amgen (“Merger Sub”), on October 1, 2013, Merger Sub merged with and into Onyx (the “Merger”). Pursuant to the terms of the Merger Agreement, each share of Onyx’s common stock, par value $0.001 per share (the “Shares”), outstanding immediately prior to the effective time of the Merger ceased to be outstanding and (other than Shares then owned by Amgen, Onyx or any of their direct or indirect wholly owned subsidiaries and Shares that are held by stockholders who properly demanded appraisal in connection with the Merger) was converted into the right to receive $125.00 in cash, without interest, less any applicable withholding taxes. As a result of the Merger, Onyx became a wholly owned subsidiary of Amgen.

As a result of the consummation of the transactions contemplated by the Merger Agreement, Onyx has terminated all offerings of its securities pursuant to the above referenced Registration Statements. In accordance with an undertaking made by Onyx in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities which remain unsold at the termination of the offering, Onyx hereby removes and withdraws from registration all securities of Onyx registered pursuant to the Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thousand Oaks, State of California, on this October 1, 2013.

ONYX PHARMACEUTICALS, INC.

By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.